Exhibit RR

FORM OF PLAN OF MERGER

THIS PLAN OF MERGER, dated as of                     , 2011 (this “Plan of Merger”), is to provide for the merger of GSR Acquisition Corp., a Utah corporation (“GSR Acquisition”), with and into Natural Resources USA Corp., a Utah corporation (“NRUC”). For purposes of the Merger (as hereinafter defined), GSR Acquisition is the parent and NRUC is the subsidiary.

Recitals

WHEREAS, NRUC is a corporation duly organized and existing under the laws of the State of Utah, having an authorized capital stock consisting of Seven Hundred Million (700,000,000) shares of common stock, par value of $0.01 (the “Common Stock”), and One Million (1,000,000) shares of preferred stock, par value of $0.05 (the “Preferred Stock”).

WHEREAS,                      shares of Common Stock and zero (0) shares of Preferred Stock are issued and outstanding and are the only shares and classes of capital stock of NRUC.

WHEREAS, pursuant to that certain Contribution Agreement, dated as of August 8, 2011 (the “Contribution Agreement”), by and between GSR Acquisition and Green SEA Resources, Inc., a Canadian corporation and the sole shareholder of GSR Acquisition (“GSR”), GSR Acquisition has acquired and currently owns greater than ninety percent (90%) of the outstanding capital stock of NRUC and desires to merge with and into NRUC pursuant to the Utah “short-form” merger statute (the “Merger”) in accordance with the Utah Revised Business Corporation Act (“URBC”).

WHEREAS, the board of directors of GSR Acquisition has approved this Plan of Merger on the terms and subject to the conditions set forth in this Plan of Merger, declared this Plan of Merger advisable and resolved to recommend authorization and adoption of this Plan of Merger by its sole shareholder, GSR, as required by Section 16-10a-1104 of the URBC.

NOW THEREFORE, the Plan of Merger is as follows:

1. Merger. Upon the terms and subject to the conditions set forth in this Plan of Merger and applicable law, GSR Acquisition shall be merged with and into NRUC pursuant to Section 16-10a-1104 of the URBC and the separate existence of GSR Acquisition shall thereupon cease and NRUC shall be the surviving corporation (in such capacity, the “Surviving Corporation”). The name of the Surviving Corporation shall be “Natural Resources USA Corp.”

2. Effective Time. Following the satisfaction or waiver of the conditions in this Plan of Merger, NRUC will duly execute and file articles of merger (the “Articles of Merger”) with the Secretary of State of the State of Utah in accordance with the URBC. The Merger will become effective when the Articles of Merger have been duly filed with the Secretary of State of the State of Utah or at such other subsequent date or time as specified in the Articles of Merger in accordance with the URBC (the date and time the Merger becomes effective, “Effective Time”).

3. Effects of Merger; Governing Documents; Officers and Directors.

(a) The Merger will have the effects set forth in this Plan of Merger and the URBC.

(b) At the Effective Time, the separate corporate existence of GSR Acquisition shall cease, and NRUC as the Surviving Corporation shall possess all the rights, privileges, powers and franchises of a public and private nature and be subject to all the restrictions, disabilities, and duties of GSR Acquisition; and all rights, privileges, powers and franchises of GSR Acquisition, and all property, real, personal and mixed, and all debts due to GSR Acquisition on whatever account, as well as for share subscriptions and all other things in action belonging to GSR Acquisition, shall be vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as effectively the property of the Surviving Corporation as they were of GSR Acquisition, and the title to any real estate vested by deed or otherwise in GSR Acquisition shall not revert or be in any way impaired by reason of the Merger; but all rights of creditors and all liens upon any property of GSR Acquisition shall be preserved unimpaired, and all debts, liabilities and duties of GSR Acquisition shall thenceforth attach to the Surviving Corporation and may be enforced against it to the same extent as if such debts, liabilities and duties had been incurred or contracted by the Surviving Corporation. All corporate acts, plans, policies, agreements, arrangements, approvals and authorizations of GSR Acquisition and its shareholders, board of directors and committees thereof, officers and agents which were valid and effective immediately prior to the Effective Time, shall be taken for all purposes as the acts, plans, policies, agreements, arrangements, approvals and authorizations of NRUC and shall be as effective and binding thereon as the same were with respect to GSR Acquisition.

(c) The articles of incorporation of GSR Acquisition, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation at and after the Effective Time until thereafter amended in accordance with applicable law.

(d) The bylaws of GSR Acquisition, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation at and after the Effective Time until thereafter amended in accordance with applicable law.

(e) At the Effective Time, the officers and directors of NRUC shall become the officers and directors of the Surviving Corporation to hold the positions in the Surviving Corporation to which they have been elected and to serve in accordance with the bylaws of the Surviving Corporation.

4. Conversion of Securities in the Merger. At the Effective Time, by virtue of the Merger and without any action on the part of the holders of any capital stock described below:

(a) Each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than Excluded Shares (as hereinafter defined) and Dissenting Shares (as hereinafter defined)) will be automatically cancelled and converted into the right to receive an amount in cash, without interest, equal to $0.57 (the “Merger Consideration”), whereupon such shares of Common Stock will cease to exist and no longer be outstanding, and each holder thereof will cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest, upon surrender of Stock Certificates (as hereinafter defined) or Book Entry Shares (as hereinafter defined) in accordance with Section 6.

(b) Each share of common stock, par value $0.01 per share, of GSR Acquisition issued and outstanding immediately prior to the Effective Time will automatically be converted into one fully paid and non-assessable share of common stock, par value $0.01, of the Surviving Corporation.

(c) Each share of Common Stock issued and outstanding immediately prior to the Effective Time (i) that is owned by NRUC as treasury stock or (ii) that is owned by GSR Acquisition (collectively, the “Excluded Shares”) shall automatically be canceled and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor.

(d) The limited option to acquire up to 5,500,000 shares of Common Stock that is outstanding immediately prior to the Effective Time and owned by GSR Acquisition shall automatically be canceled and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor.

(e) As soon as practicable following the date of this Plan of Merger, GSR Acquisition shall cause NRUC to adopt such resolutions and take such other actions (including adopting any plan amendments) as are required to provide each then-outstanding NRUC stock option granted under any NRUC equity incentive plan (for the avoidance of doubt, other than the limited option to acquire up to 5,500,000 shares of Common Stock owned by GSR Acquisition), whether or not exercisable, shall be cancelled immediately prior to the Effective Time in exchange for payment in accordance with Section 6 of an amount in cash equal to the product of (i) the number of shares of Common Stock subject to such stock option immediately prior to the Effective Time, and (ii) the excess, if any, of the Merger Consideration over the per share exercise price of such stock option (for the avoidance of doubt, each holder of a NRUC stock option with a per share exercise price that is equal to or greater than the Merger Consideration shall not be entitled to receive any payment with respect to such stock options), less any required withholding taxes.

5. Dissenting Shares. Notwithstanding any provision of this Plan of Merger to the contrary and to the extent available under the URBC, shares of Common Stock that are outstanding immediately prior to the Effective Time and that are held by any shareholder who is entitled to demand and properly exercise rights of dissent with respect to such shares (the “Dissenting Shares”) pursuant to, and who complies in all respects with, the provisions of the URBC applicable to dissenters rights shall not be converted into, or represent the right to receive, the Merger Consideration as provided for in Section 4(a). Any such shareholder shall instead be entitled to receive payment of the fair value of such shareholder’s Dissenting Shares in accordance with the provisions of the URBC. At the Effective Time, the Dissenting Shares shall no longer be outstanding, and each holder of a Stock Certificate or Book-Entry Share that immediately prior to the Effective Time represented Dissenting Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such shares in accordance with the provisions of the URBC. Notwithstanding the foregoing, all Dissenting Shares held by any shareholder who shall have failed to perfect, withdrawn or lost such shareholder’s rights to dissent with respect to and receive payment for such Dissenting Shares under the URBC shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration in the manner provided in Section 4(a).

6. Surrender and Payment.

(a) Paying Agent; Payment Fund. Prior to the Effective Time, GSR Acquisition will designate a bank or trust company to act as agent (the “Paying Agent”) to receive the funds to which shareholders and optionholders of NRUC will become entitled pursuant to Sections 4(a) and 4(e), as applicable, and GSR Acquisition will enter into a paying agent agreement with the Paying Agent, in form and substance reasonably acceptable to GSR Acquisition, for the payment of the Merger Consideration and the consideration to be paid to optionholders. At or immediately prior to the Effective Time, GSR Acquisition shall deposit, or cause to be deposited, with the Paying Agent an amount of cash equal to the sum of (i) the product of (a) the number of shares of Common Stock outstanding immediately prior to the Effective Time (other than Excluded Shares and Dissenting Shares) and (b) the Merger Consideration plus (ii) the aggregate consideration to be paid to the optionholders of NRUC pursuant to Section 4(e) (the “Payment Fund”). The Payment Fund shall not be used for any purpose except as set forth herein. The Payment Fund will be invested by the Paying Agent as directed by GSR Acquisition; provided, however, that such investments must be (x) in obligations of or guaranteed by the United States of America or of any agency thereof and backed by the full faith and credit of the United States of America, (y) in commercial paper obligations rated A-1 or P-1 or better by either Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or (z) in deposit accounts, certificates of deposit or banker’s acceptances of, repurchase or reverse repurchase agreements with, or Eurodollar time deposits purchased from, commercial banks, each of which has capital, surplus and undivided profits aggregating more than $1.0 billion (based on the most recent financial statements of such bank which are then publicly available at the Securities and Exchange Commission or otherwise).

(b) Exchange Procedures. Promptly following the Effective Time, the Surviving Corporation will cause the Paying Agent to mail to each record holder of, as of the Effective Time, (i) an outstanding certificate or certificates which immediately prior to the Effective Time represented shares of Common Stock (the “Stock Certificates”) or (ii) shares of Common Stock represented by book-entry (the “Book-Entry Shares”): (A) a form of letter of transmittal for use in effecting the surrender of Stock Certificates or, in the case of Book-Entry Shares, the surrender of such shares of Common Stock (which will be in customary form and will specify that delivery will be effected, and risk of loss and title to the Stock Certificates will pass, only upon delivery of such Stock Certificates to the Paying Agent or, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the letter of transmittal); and (B) instructions for use in effecting the surrender of such Stock Certificates or, in the case of Book-Entry Shares, the surrender of such shares of Common Stock for payment of the Merger Consideration therefor. Upon surrender of a Stock Certificate or of Book-Entry Shares for cancellation to the Paying Agent together with such letter of transmittal, duly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Paying Agent, the Paying Agent will pay from the Payment Fund to the holder of a Stock Certificate or of Book-Entry Shares, or as otherwise directed in the letter of transmittal, the Merger Consideration for each share of Common Stock formerly evidenced by such Stock Certificate or Book-Entry Share, and such Stock Certificate or Book-Entry Share will forthwith be canceled. No interest will be paid or will accrue on the Merger Consideration payable in respect of any Stock Certificate or Book-Entry Share. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Stock Certificate is registered, it will be a condition of payment that the Stock Certificate so surrendered will be endorsed properly or otherwise be in proper form for transfer and that the person requesting such payment will have paid all transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Stock Certificate surrendered or will have established to the satisfaction of the Surviving Corporation that such taxes either have been paid or are not applicable. Prior to the Effective Time, GSR Acquisition will establish procedures with the Paying Agent and the Depository Trust Company (“DTC”) to ensure that (x) if the Merger becomes effective at or prior to 11:30 am (Eastern time), the Paying Agent will transmit to DTC or its nominee on the effective date an amount in cash in immediately available funds equal to the number of shares of Common Stock held of record by DTC or such nominee immediately prior to the Effective Time multiplied by the Merger Consideration (such amount, the “DTC Payment”), and (y) if the Merger becomes effective after 11:30 am (Eastern time), the Paying Agent will transmit to DTC or its nominee on the first business day after the effective date an amount in cash in immediately available funds equal to the DTC Payment.

(c) Payment of Equity Incentive Amounts. Promptly following the Effective Time, the Surviving Corporation will cause the Paying Agent to mail to each optionholder entitled to consideration pursuant to Section 4(e): (A) a form of letter of transmittal for use in effecting the surrender of options; and (B) instructions for use in effecting the surrender of such options for payment of the consideration set forth in Section 4(e) for such options. Upon surrender for cancellation to the Paying Agent together with such letter of transmittal, duly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Paying Agent, the Paying Agent will pay from the Payment Fund to such optionholder, or as otherwise directed in the letter of transmittal, the applicable consideration calculated in accordance with Section 4(e), and such option will forthwith be canceled. No interest will be paid or will accrue on the options.

(d) Termination of Exchange Fund. Promptly following the end of the 12-month period beginning at the date the Merger becomes effective, the Surviving Corporation will be entitled to require the Paying Agent to deliver to it any funds in the Payment Fund which had been made available to the Paying Agent and not disbursed to holders of Stock Certificates, Book-Entry Shares or options (including all interest and other income received by the Paying Agent in respect of all funds made available to it), and thereafter such holders who have not received the Merger Consideration therefor may surrender such Stock Certificate or, in the case of Book-Entry Shares, such shares of Common Stock to the Surviving Corporation and, subject to abandoned property, escheat and other similar laws, receive in consideration therefor the aggregate Merger Consideration that may be payable upon due surrender of the Stock Certificates or, in the case of Book-Entry Shares, such shares of Common Stock held by them, without interest or dividends thereon.

(e) No Further Ownership Rights in Company Shares. The Merger Consideration paid upon the surrender of a Stock Certificate or, in the case of Book-Entry Shares, such shares of Common Stock in accordance with the terms of this Plan of Merger will be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Common Stock formerly represented by such Stock Certificate or Book-Entry Shares. At the Effective Time, there will be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Stock Certificates or, in the case of Book-Entry Shares, such shares of Common Stock are presented to the Surviving Corporation or the Paying Agent for transfer or any other reason, they will be canceled and exchanged for the Merger Consideration as provided herein.

(f) No Liability. To the fullest extent permitted by applicable law, none of GSR Acquisition, NRUC, the Surviving Corporation or the Paying Agent will be liable to any shareholders or optionholders of NRUC or other person in respect of any cash properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar laws. Any portion of the Payment Fund remaining unclaimed as of a date that is immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental entity will, to the extent permitted by applicable law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.

(g) Lost, Stolen or Destroyed Certificates. In the event that any Stock Certificate has been lost, stolen or destroyed, the Surviving Corporation or Paying Agent will, upon the receipt of an affidavit of that fact by the holder thereof in form and substance reasonably satisfactory to the Surviving Corporation or Paying Agent, as the case may be, pay in exchange for such lost, stolen or destroyed Stock Certificate the Merger Consideration payable in respect of the shares of Common Stock previously evidenced by such lost, stolen or destroyed Stock Certificate.

7. Merger Consent. Immediately following the execution of this Plan of Merger, GSR Acquisition shall, in accordance with the URBC, take all action necessary to seek and obtain the approval of its sole shareholder in favor of adopting this Plan of Merger by irrevocable written consent.

8. Taking of Necessary Action. GSR Acquisition shall use all reasonable efforts to take all such actions as may be necessary or appropriate in order to effectuate the Merger under the URBC or any other applicable laws. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Plan of Merger and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of GSR Acquisition or NRUC, the officers and directors of the Surviving Corporation are fully authorized to take all such lawful and necessary actions.

9. Amendment. Subject to applicable law, this Plan of Merger may be amended, modified or supplemented by GSR Acquisition at any time prior to the Effective Time.

10. Termination. At any time prior to the Effective Time, this Plan of Merger may be terminated and the Merger may be abandoned by the board of directors of GSR Acquisition, notwithstanding approval of this Plan of Merger by the sole shareholder of GSR Acquisition, if circumstances arise which, in the opinion of the board of directors of GSR Acquisition, make the Merger inadvisable.

11. No Third Party Beneficiaries. This Plan of Merger is not intended to confer upon any person other than GSR Acquisition and the Surviving Corporation any rights or remedies hereunder.

12. Governing Law. This Plan of Merger shall be governed by and construed in accordance with the laws of the State of Utah without regard to the conflict of law principles thereof.

13. Severability. If any provision of this Plan of Merger shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof, which shall remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, GSR Acquisition shall modify this Plan of Merger so as to effect its original intent as closely as possible in order that the Merger may be consummated as originally contemplated to the fullest extent possible.

14. Assignment. This Plan of Merger will be binding upon, inure to the benefit of and be enforceable by GSR Acquisition and its successors and assigns.

15. Interpretation. The headings contained in this Plan of Merger are for reference purposes only and shall not affect in any way the meaning or interpretation of this Plan of Merger. All references to “dollars” or “$” shall mean United States dollars. Whenever the words “include,” “includes” or “including” are used in this Plan of Merger, they shall be deemed to be followed by the words “without limitation.”

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IN WITNESS WHEREOF, the undersigned has caused this Plan of Merger to be signed by a duly authorized officer as of the date first above written.

GSR ACQUISITION CORP.

By:
Name:
Title:

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